CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Leland International Advantage Fund, a series of Northern Lights Fund Trust III, under the headings “Independent Registered Public Accounting Firm” in the Prospectus and the Statement of Additional Information and “Policies and Procedures for Disclosure of Portfolio Holdings” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

July 23, 2015